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                                                                       EXHIBIT 5

May 2, 2003

UGI Corporation
460 North Gulph Road
King of Prussia, PA  19406

         Re: UGI Corporation Registration Statement on Form S-8 750,000 shares of Common Stock, without par value

Ladies and Gentlemen:

         I am Vice President and General Counsel of UGI Corporation, a Pennsylvania corporation (the "Company"). In such capacity I am furnishing this opinion in connection with the Company's registration statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the registration of 750,000 shares of Common Stock, without par value (the "Shares") to be offered and sold by the Company pursuant to the Company's 2002 Non-Qualified Stock Option Plan (the "Plan").

         In connection with this opinion, I have examined the Company's Amended and Restated Articles of Incorporation, the Plan, the executed Registration Statement and such other documents, records, statutes and decisions as I have deemed relevant to enable me to give this opinion.

         Based upon the foregoing, I am of the opinion that the Shares, when issued by the Company pursuant to the provisions of the Plan, will be legally issued, fully paid and non-assessable.

         I consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to me in the Registration Statement.

                                              Very truly yours,

                                              Brendan P. Bovaird
                                              Vice President and General Counsel